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                                                                   EXHIBIT 10.14



                        MANUFACTURING SERVICES AGREEMENT
                                  NO. C970305

THIS AGREEMENT is made by and between Solectron Texas, L.P. located at 12455 Research Boulevard, Austin, TX 78759 ("SLRTX") and Power Computing Corporation ("Power") located at 2555 Interstate Highway 35, Second Floor, Round Rock, TX 78664, this 19th day of March, 1997 ("Effective Date").

This Agreement [including individual Statement(s) of Work (defined below) issued hereunder] and its Attachments constitute the final written expression of all the terms of our agreement and is a complete and exclusive statement of those terms. It supersedes all prior agreements, understandings and negotiations concerning the matters specified herein. Any addition to or modification of the terms of this Agreement must be in writing and signed by an authorized representative of the party required to perform under such addition or modification.

ATTACHMENTS:              A.      Consigned Material
                          B.      Passive Commodity Substitution Approval

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.



AGREED:

POWER COMPUTING CORPORATION          SOLECTRON TEXAS, L.P.

By: /s/                              By: /s/
   ---------------------------          ----------------------------------------
   (Signature)                          (Signature)

Name: Jim Hindmarch                  Name: Ron Shelly
     -------------------------            --------------------------------------
     (Typed)                              (Typed)

Title:  V.P. Operations              Title: President, Solectron Texas, Inc.,
      ------------------------              ------------------------------------
                                            General Partner

Date:  3/20/97                       Date:  3/20/97
     -------------------------             -------------------------------------

Notices Address:                     Notices Address:

Power Computing Corporation             Solectron Texas
Attn:  Legal Department                 Attn:  Mgr., Legal and Business Services
2555 N. IH 35, Suite 200                P.O. Box 149188, M/S 2273
Round Rock, Texas 78664-2015            Austin, TX 78714-9188
                                        12455 Research, Austin, Texas 78759


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                        MANUFACTURING SERVICES AGREEMENT

Power desires to have SLRTX manufacture certain products that will be described in Statement(s) of Work issued from time-to-time. SLRTX desires to manufacture such Products for Power.

It is Power's and SLRTX' objective that products be manufactured in accordance with the Power's Specifications (defined below). The parties' mutual goals include the availability of quality products when and in the quantities needed and based on SLRTX Workmanship and Quality Standards. Furthermore, Power and SLRTX will jointly strive to achieve value pricing consistent with prudent practices to balance low cost, available services and material availability.

Subject to agreement by both parties on individual Statements of Work the following terms will govern transactions indicated therein:

1.       DEFINITIONS

         PRODUCT(S) - the items of finished hardware shipped by SLRTX to Power hereunder.

         STATEMENT(S) OF WORK - documents agreed to in writing by both parties, which describe the work to be performed, the pricing for such work, the Specifications and any supplemental terms that additionally apply to such work. SLRTX' quotation(s) against which Power's orders are submitted and accepted will be included in the Statement(s) of Work. This Agreement may include multiple Statements of Work. Where Power may consign material, the terms of Attachment A are hereby incorporated.

         SPECIFICATIONS - That portion of each Statement of Work that provides objective, physical specifications for work to be performed. SLRTX will purchase and assemble material according to such specifications. The Passive Commodity Substitution Approval Form attached hereto and incorporated herein shall be considered part of Power's specifications.

2.       TERM

         This Agreement shall be effective on the Effective Date and shall remain in force for one (1) year. Upon such anniversary this Agreement will automatically continue unless terminated as provided for in this Agreement.

3.       PURCHASE ORDERS

         Power will provide purchase orders (which may be written, verbal or electronic) for Product in accordance with each individual Statement of Work. SLRTX will manufacture Product after acceptance of purchase orders placed by Power and make shipments in accordance with the terms herein. SLRTX' acceptance or refusal of purchase orders will be within a





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         reasonable period not to exceed two weeks. No term or condition on any purchase order will add to or modify this Agreement.

         In addition, Power will provide copies of applicable tax exemption certificates for the applicable Ship-to locations. Each purchase order will include complete "Sold to," "Invoice to" and "Ship to" addresses; quantity, description and price for each item; this Agreement number; and desired ship date, in accordance with the Statement of Work. Verbal orders will be confirmed in writing within three (3) days.

4.       PRICING

         The prices for the Product and non-recurring items (e.g., services for special, development or other activities listed in the Statement of Work, tooling and test fixtures) shall be as set forth in the Statement of Work. Prices are exclusive of all taxes, duties, customs or similar charges and are subject to an increase equal in amount to any charge SLRTX may be required to collect or pay upon shipment of the Product.

         The parties agree to review pricing, lead time and quality once every quarter. Prices for Products will be monitored regularly and adjustments may be made upon written notice to Power to compensate for fluctuations in material or other direct costs, yield or changes in quantity requirements. A complete BOM review will be made quarterly and adjustments to the unit price to reflect any cost changes will be made. In the interim, only component prices which change by five percent (5%) or more will be reviewed immediately and unit prices adjusted accordingly. Such price changes will not affect purchase orders in SLRTX' then current backlog and scheduled to ship within 30 days of the date notice is given of a price increase.

         Prices are based on a quantity of Products to be ordered and accepted in accordance with the Statement of Work. Prices do not include amounts for any royalty payments for patents that Products may infringe.

         The parties agree to diligently pursue cost improvement opportunities for each and every element of price to reduce the cost of the Products, including recommending design or process changes, or new sources which may result in an overall cost reduction of the Products. Any cost reduction realized as a result of SLRTX recommended changes will be shared equally between SLRTX and Power. All Power recommended changes which result in cost reductions will be passed on to Power one hundred percent (100%).

5.       RELEASES; SHIPMENTS

         Within thirty (30) days after the Effective Date of this Agreement, Power will provide purchase order(s) covering Product requirements for a four (4) month period beginning with the date the initial unit is scheduled for shipment. After issuing the initial purchase order(s),





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         Power will provide additional purchase order(s) on a once-a-month basis so as to maintain between ninety (90) and one hundred twenty
         (120) days of Product requirements on order. This shall be the agreed lead time.

         Additionally, within thirty (30) days after the Effective Date of this Agreement, Power will provide a six (6) month forecast of Product requirements. Power will also use reasonable efforts to provide SLRTX with a forecast covering the balance of a twelve month period not covered by purchase orders. On a monthly basis thereafter, Power will update the six (6) month forecast and will update the twelve month forecast as feasible.

         Forecast information shall be for planning purposes only and shall not represent Power's commitment to purchase any or all of such Product. However, Power acknowledges that SLRTX will need to purchase (i) material that has a lead time outside of the purchase order backlog,
         (ii) minimum order quantities (MOQ), and/or (iii) unique or custom material, to support Power's requirements. Some of these purchases may include noncancelable/nonreturnable terms. In connection with procuring such material, SLRTX will advise Power in writing of long lead, MOQ, or unique/custom purchase requirements and Power will confirm in writing its authorization for SLRTX to procure such material. Long lead component detail, including parts and dollar exposure, will be provided to Power at least on a monthly basis. Power will purchase such material from SLRTX at the earlier of (a) the time this Agreement or a Statement of Work terminates or expires, or (b) or in accordance with Section 8, Excess Inventory, below.

         Power is responsible for the following items, as appropriately invoiced by SLRTX, that accrue in the course of performance of this
         Agreement: (a) approved inventory purchased or manufactured, (b) charges or costs for which SLRTX may be liable or which SLRTX may have reasonably incurred in connection with ECN's, (c) charges associated with a reschedule, and (d) Cancellation Charges.

6.       RESCHEDULING OF SHIPMENTS

         Subject to the provisions of this Section 6, Power may reschedule individual shipments of Product(s) (increases and decreases) according to the following schedule:

         DAYS PRIOR TO SCHEDULED           ALLOWABLE                ALLOWABLE
         DELIVERY DATE                     INCREASE                 DECREASE
         1-30                              0%                       0%
         31-60                             25%                      25%
         61-90                             50%                      50%
         Beyond 90                         100%                     100%

         SLRTX will use reasonable efforts to accommodate such requests on a case-by-case basis. In the event that buffer inventory is required to meet these requirements, Power will bear all





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         costs associated with carrying such inventory. Upon request by Power,
         SLRTX will provide an estimate of such costs for Power to review. Such reschedules may be subject to additional charges, such as material and labor premiums, and will be contingent upon availability of material, personnel and capacity resources. SLRTX will provide estimates of all charges associated with a reschedule and such charges shall be reviewed and approved by Power prior to the reschedule being executed. Any rescheduled item may be invoiced at the price in effect at the time of shipment.

         In the event Power reschedules a shipment to a date more than ninety
         (90) days beyond the originally acknowledged ship date, such reschedule constitutes a cancellation of that portion of the order and the applicable cancellation charges will apply. Reschedules that result from failure to pay for earlier shipments will be subject to additional charges.

7.       CANCELLATION OF SHIPMENTS

         Power's requests to cancel shipments of Products will be reviewed individually by SLRTX. If charges ("Cancellation Charges") apply to such cancellations, they will be assessed as follows:

         (a) for Products scheduled to ship within 30 days, Cancellation Charges shall be 100% of the price of the Products being canceled;

         (b) for Products scheduled to ship within 31-90 days, Cancellation Charges may include SLRTX' costs for material, work-in-process, and finished goods for such canceled shipments, third party supplier restocking or cancellation fees, and mutually agreed SLRTX material handling or other indirect costs.

         (c) for Products scheduled to ship beyond 90 days, Cancellation Charges will be limited to long lead or custom components, and a maximum of one MOQ lot.

         Charges will be based on the date written notice of a cancellation is received at SLRTX and SLRTX will use all commercially reasonable efforts to mitigate Power's liability for such charges, including canceling, restocking, reselling, or re-using material in other products.

         Where cancellation of a previously rescheduled shipment has occurred, the cancellation charge may be computed as if the previously requested reschedule had instead been a request for cancellation.

         Orders for tooling, test equipment or non-recurring services are firm and not cancelable.





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8.       EXCESS INVENTORY

         If Power cancels or reschedules purchase orders, or changes its forecast, or implements an ECN (such actions shall collectively be referred to as a "Material Event"), which results in excess material inventory (including long lead material, MOQ's, and unique/custom material), then if that excess material inventory is not fully consumed prior to the end of the month following the Material Event, SLRTX may request and Power agrees to pay SLRTX a carrying charge on the inventory of two and one-half percent (2 1/2%) per month. Power agrees to pay such carrying charge on such excess material until it is fully consumed; provided, however, that if the excess material inventory is not consumed by the end of the third month following the month of the Material Event, SLRTX may request and Power shall purchase such inventory from SLRTX and SLRTX will continue, at Power's option, to hold such inventory on Power's behalf subject to agreed carrying charges, or SLRTX will deliver the material to Power's designated location at Power's expense. SLRTX will use all commercially reasonable efforts to minimize the excess material inventory.

9.       TERMS AND METHOD OF PAYMENT

         Terms of payment are net fifteen (15) days from date of invoice, subject to continuing credit approval. On or before the Effective Date of this Agreement, Power agrees to provide SLRTX a copy of its most recent financial statements. Thereafter, Power will provide updated financial statements on a quarterly basis within forty-five (45) days following the end of each fiscal quarter of Power. If Power fails to make timely payments, satisfy credit arrangements, or provide financial information as required in this Section 9, SLRTX may withhold shipment of Products until Power makes other arrangements satisfactory to SLRTX. In the event alternative arrangements are not made, SLRTX may defer or cancel the shipment(s), terminate this Agreement, and/or exercise any and all other legal rights and remedies, and Power agrees to compensate SLRTX in accordance with Sections 5, 6, 7, 8 and 13 of this Agreement. In the event that Power becomes a publicly traded company, then Power's obligation to provide financial information under this Section 9 shall cease.

         Charges for tooling, test equipment and non-recurring services may be invoiced upon SLRTX' commitment to obtain such items.

10.      DELIVERY, TITLE & INSPECTION

         Prices are FOB SLRTX' point of shipment. Power may specify the carrier by so indicating on the face of its purchase order. Shipments will be shipped freight collect or third party billing, as agreed. SLRTX understands that Power desires that all shipments ordered within agreed lead times (as defined in Section 5) be made on the requested ship date. SLRTX will use all commercially reasonable efforts to ship Products on the requested ship date. SLRTX will advise Power of potential delays, their cause and the actions taken by SLRTX to resolve. Except for consigned material, title will pass to Power upon SLRTX' tender of delivery at SLRTX' dock. Power shall have a reasonable time to inspect the Products. Power will notify SLRTX in writing of particular deficiencies during the inspection period which shall be the





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         fifteen (15) day period immediately following receipt. Failure to give notice or particularize the deficiencies will constitute Power's acceptance.

11.      TOOLING AND EQUIPMENT

         SLRTX will acquire or develop certain non-recurring engineering tooling and/or fixtures (the "NRE Tooling") in connection with the manufacture of the Products. Power will issue purchase orders for such NRE Tooling prior to SLRTX acquiring or developing the NRE Tooling.

         Power will be responsible for consigning certain functional test equipment (hereinafter "Equipment") to SLRTX solely for the purpose of performing functional test and repair on the Products. All other test and equipment responsibilities will be set forth in the Statement of Work or as otherwise agreed by the parties.

         SLRTX agrees to exercise reasonable care in the use and custody of the Equipment and shall use such Equipment only in performing its obligations under this Agreement. SLRTX further agrees to perform regular preventative maintenance, which excludes replacement of parts for which Power will be billed, at no charge. SLRTX will undertake repair of the Equipment, when necessary, at a reasonable charge to Power. Power will be responsible for replacing Equipment that is non-repairable or requires an upgrade due to ECN's. SLRTX will provide Power with necessary cost and back-up information to verify any non-repairable condition.

         SLRTX agrees that all NRE tooling and Equipment are the property of Power and SLRTX will not mortgage, pledge, assign or borrow against such property or otherwise create or attempt to create a security interest in the NRE Tooling and Equipment.

         Upon payment of all undisputed amounts owing to SLRTX under this Agreement, SLRTX agrees to return to Power, or assign per Power's written direction, any or all NRE Tooling and Equipment upon termination or expiration of this Agreement, or upon receipt of written request from

12.      QUALITY

         SLRTX shall manufacture and perform workmanship inspection and agreed test procedures on Products in accordance with the Specification and SLRTX' Workmanship and Quality Standards. Upon request by Power, SLRTX will provide statistical process control data on critical processes, and yield and failure analysis reports in agreed formats and time frames. It is the parties' goal that Products be defect free, and each party will work to develop programs and processes intended to achieve an acceptable level of defect free Products.

         Products shall be subject to Power's inspection and test, either at Power's premises or, upon request, at SLRTX' premises. Power's remedies for defective Product are set forth in Section





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         17. SLRTX shall perform 1% AQL on workmanship inspection. If defects are found during such inspection, additional screening and testing will be performed.

         Power may perform source inspections at SLRTX' facilities, subject to agreed times, processes and procedures.

         SLRTX agrees to review and participate in Power's dock-to-stock certification program, as mutually agreed on, including but not limited to statistical process control practices and reporting.

13.      TERMINATION

         In the event either party becomes insolvent or generally is unable to pay its debts as they become due, the other party may immediately cancel individual Statement(s) of Work, or cancel this Agreement in its entirety upon written notice.

         In the event of any other breach of this Agreement, the aggrieved party shall give the other party written notice to cure the breach within thirty (30) days. The aggrieved party may cancel this Agreement if the breach is not cured within thirty (30) days of receipt of such notice.

         Either party may terminate this Agreement or any individual Statement of Work without cause by giving 90 days written notice to the other party. In the event of termination without cause, SLRTX will continue shipment of all orders accepted prior to the date of notice and Power will remain obligated to accept and pay for such deliveries at the current pricing.

         Upon termination of this Agreement or Individual Statement of Work, Power agrees to reimburse SLRTX for all inventory purchased or manufactured and all charges or costs for which SLRTX may be liable or which SLRTX may have reasonably incurred in the course of performance of this Agreement or an individual Statement of Work, Cancellation Charges or charges associated with a reschedule.

14.      CHANGES

         The parties recognize that changes to Products may be suggested from time to time. Changes will be proposed in writing. If by Power, SLRTX will promptly investigate the impact of the change and advise Power. SLRTX-proposed changes will be described in writing and will include the impact to current pricing and schedule. Changes will only be implemented upon receipt by SLRTX of Power's request to proceed with the change. Such request will be Power's acceptance of the indicated adjustment in the price or shipping schedule or both, and any costs to SLRTX for any material (and any cancellation or restocking fees) which is rendered excess due to the change. In the event Power requests that a change be implemented prior to SLRTX' evaluation of pricing and schedule impact, SLRTX will use reasonable





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         efforts to perform as directed and Power will be liable for all costs associated with such implementation.

15.      WARRANTIES BY SLRTX

         THE FOLLOWING WARRANTIES FOR EQUIPMENT ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SLRTX warrants that at the time of delivery of Products, SLRTX has clear title to the Products that is manufactured by SLRTX with material supplied by SLRTX.. SLRTX warrants the Products against faulty workmanship and material supplied by SLRTX for a period of fifteen (15) months after the date of shipment. Such warranties are granted for failures that do not result from (a) design flaws or design parameters exceeding or violating component specifications; (b) external or environmental factors; (c) handling, processing, or manufacture of assemblies after shipment from SLRTX; (d) repair, attempted repair, or alteration other than by SLRTX; or (e) electrostatic discharge damage (not caused by SLRTX). Such warranties will not apply to specific components or assemblies (except to the extent that such assemblies exhibit faulty workmanship) for which Power has not provided functional tests to diagnose failures.

         SLRTX makes NO WARRANTY as to software which is supplied on an "AS IS" basis. Likewise, SLRTX makes NO WARRANTY as to prototypes, pre-production units, or units shipped at Power's request with less than the testing provided for in the work order for production units.

         SLRTX' warranties, as set forth above, are the only warranties made by SLRTX and shall not be enlarged, diminished or affected by, and no obligation or liability shall arise or grow out of, SLRTX' rendering of technical, programming, or other advice or services in connection with the Products.

16.      WARRANTIES BY POWER; LICENSES

         Power warrants that it is the owner of all proprietary rights in the information provided to SLRTX in order to manufacture the Products, and that it has the unqualified right to make available to SLRTX material and other information, including drawings, designs and specifications. Additionally, Power warrants and represents that it is the owner of software provided to SLRTX hereunder and/or has the right to supply the software. Power hereby grants to SLRTX a license to use and reproduce the software, and any other documentation or information provided to SLRTX for the purposes contemplated by this Agreement.





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17.      POWER'S REMEDIES

         SLRTX' ENTIRE LIABILITY AND POWER'S SOLE AND EXCLUSIVE REMEDY for breach of warranty contained in this Agreement shall be at SLRTX' option to repair, replace (with new or equivalent to new parts) or credit Power's account for any Products found to be defective in workmanship during the warranty period. Power's remedy is contingent on (a) prompt written notification of the defect; (b) the cause not being the result of misuse, accident, neglect, alteration, improper testing, storage, installation or negligence on the part of the Power; and (c) return of the Products to SLRTX' manufacturing location with incoming shipment and in-transit loss or damage at Power's risk and expense. In the event that Products exhibit an unreasonably high DOA or initial inspection defect rate, SLRTX will pay for shipping expense both ways. Returned Products must be marked with SLRTX' Returned Material Authorization (RMA) number. An RMA number will be assigned upon notice to SLRTX' that Products will be returned. Such repair, replacement or credit shall constitute fulfillment of all liability of SLRTX to Power.

         Power agrees to pay a screening fee and other associated fees for assemblies submitted for warranty work that are not packed appropriately, do not duplicate the alleged failure when tested by SLRTX or are to be tested against a later version test software than was used at the time of manufacture.

18.      DISCLAIMER OF DAMAGES

         NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE OR DATA OR INTERRUPTION OF BUSINESS, WHETHER THE ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT OR INDEMNITY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         Without prejudice to the foregoing, if it should be held by a court of competent jurisdiction, in relation to any claim, that the preceding paragraph is for any reason ineffective, the parties agree that any costs, expenses and/or damages held to be payable for any claim under this Agreement shall in no event exceed the direct cost of remedying the breach, if applicable, or the individual purchase order value for each occurrence, whichever is the lesser.

         SLRTX is performing work per specifications provided by Power. Therefore, SLRTX shall not be liable for the technical adequacy or design of the product(s); nor shall SLRTX be liable for the safety or regulatory compliance of the Product(s), including but not limited to ensuring that the Products meet applicable government or responsible agency regulations. Power agrees to indemnify and save SLRTX harmless from and against all losses, expenses or damages arising out of any claim resulting from SLRTX' compliance with Power's Specifications.





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         Actions, however asserted, shall be commenced within two years from the date the cause of action accrues; provided, however, an action for nonpayment may be commenced at any time within four years from the date the cause of action accrues.

19.      PROPRIETARY DATA; INFRINGEMENT

         Any confidential information exchanged by the parties shall be governed by the terms of that certain Nondisclosure Agreement No. 592412, or any renewal or replacement thereof which is signed by both parties.

         Power will defend at its expense, any action or claim brought against SLRTX or its subsidiaries alleging that Products provided by SLRTX under this Agreement infringe any patent, copyright, trademark or any other proprietary right, and Power will pay all costs and damages (including attorney's fees) incurred by SLRTX or its subsidiaries in such actions that are attributable to such actions or claims; provided that Power is promptly informed in writing and furnished a copy of each alleged infringement and is given authority, information, and assistance (at Power's expense) necessary to defend or settle such claim.

         Except for any licenses that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the parties will be deemed to create a license from either party to the other of any intellectual property, whether by estoppel, implication or otherwise.

20.      INDEPENDENT CONTRACTOR; COMPETITION

         Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this Agreement, each party shall choose the means to be employed and the manner of carrying out its obligations hereunder.

         Nothing in this Agreement shall limit the right of SLRTX to manufacture products or provide services for other customers which may be competitive with those that are the subject of this Agreement Neither party shall be required to disclose planning information to the other.

21.      REGULATORY APPROVAL

         Power is responsible for the Product's compliance with all applicable UL, CSA, FCC, and other approvals, standards and regulations. Power will notify SLRTX in advance of designating SLRTX' manufacturing location as the manufacturing location for the purposes of such approvals. SLRTX will cooperate with public and private regulatory organizations to allow periodic inspections at mutually acceptable times to maintain such approvals.





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         Should the Products or changes fail to meet the applicable approvals, standards or regulations, SLRTX may cease production until Power and SLRTX agree to required changes and applicable qualifications are met, without being in breach of this Agreement. Power is responsible for obtaining required approvals relative to any changes and will be responsible for all costs attributable to such requirements.

22.      EXPORT; FORCE MAJEURE

         Each party agrees that it will not knowingly (a) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software received from the other under this Agreement, (b) disclose such technical data for use in, or (c) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. Or non-U.S. law without obtaining prior authorization from U.S. Department of Commerce and other competent government authorities to the extent required by those laws. This clause shall survive termination or cancellation of this Agreement.

         SLRTX is not liable, either wholly or in part for nonperformance or a delay in performance due to force majeure or contingencies or causes beyond the reasonable control of SLRTX including but not limited to shortage of labor, fuel, raw material or machinery or technical; or yield failures where SLRTX has exercised ordinary care in the prevention thereof. Production and deliveries may be allocated by SLRTX in any reasonable manner in the event of product shortage.

23.      NOTICE

         All notices required by this Agreement shall be in writing and delivered postage prepaid to the places indicated under the signatures.

24.      PERSONAL INJURY INDEMNIFICATION

         Each party agrees to indemnify and hold the other harmless against any loss, cost or expense, including reasonable attorneys' fees, finally awarded against the other in connection with a claim by a third party for personal injury or property damage, to the extent that such damage is caused by a negligent act or omission by the indemnifying party or its agents. Each indemnitor's obligations hereunder shall be conditioned upon receiving a prompt notice of each such claim from the indemnitee and the sole authority to defend, and the indemnitee shall cooperate and provide reasonable assistance to the indemnitor in defense of the claim. Each party agrees to carry commercial liability, property damage, and automobile liability coverage, including contractual endorsement and products hazard coverage in reasonable amounts.





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25.      WAIVER; SEVERABILITY; APPLICABLE LAW; ASSIGNMENTS

         Failure of either party to enforce any term or condition of this Agreement will not be deemed to be a waiver of such term or condition.

         If any provision of this Agreement is held to be invalid, the other provisions will not be affected.

         This Agreement shall be governed by the laws of the State of Texas for contracts made and to be performed in that State.

         Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party, unless such assignment is incident to the sale or transfer of substantially all assets of the business unit of the assigning party to which this Agreement relates. Any other attempted assignment or transfer of any of the rights, duties, or obligations herein shall be void unless consent is given in which case this Agreement shall be binding upon and inure to the benefit of the assigns.





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                                  ATTACHMENT A

                             AGREEMENT NO. C970305

                               CONSIGNED MATERIAL

Where the Statement of Work provides for Power to furnish consigned material to SLRTX the following terms are additionally incorporated into the Agreement.

A.       TITLE

Title to all consigned material shall remain with Power. Liability for loss or damage to consigned material, in excess of a one percent (1%) allowance for shrinkage, will pass to SLRTX after SLRTX has signed for receipt from the carrier of such consigned material. Liability for loss or damage to consigned material, including finished Products produced from the consigned material, will pass back to Power upon SLRTX' tender of such consigned material or finished Product to a carrier for shipment to Power.

B.       WARRANTIES BY POWER

Power warrants that at the time of delivery of consigned material Power has free and dear title to the consigned material. Power warrants the consigned material against faulty workmanship and materials, that it meets applicable specifications and that any tooling and test equipment that is part of the consigned material performs the functions on which SLRTX will rely to manufacture the Product.

C.       SLRTX' REMEDIES

Power shall have the option to replace or repair defective consigned material. Power shall reimburse SLRTX for labor costs and other increased costs due to production breaks caused by defective consigned material. Power shall also pay appropriate reschedule or cancellation fees or other increased costs if Power's failure to provide consigned material interrupts SLRTX' production schedule.

                                ATTACHMENT B

                            AGREEMENT NO. C970305

                PASSIVE COMMODITY SUBSTITUTION APPROVAL FORM

                         POWER COMPUTING CORPORATION


This form sets forth the conditions under which Solectron Texas may substitute certain components for those specified on Power's BOM and sourced through Power's approved vendor list (AVL). Power's signature will constitute its express authorization for any substitutions made by Solectron Texas in accordance with the criteria and conditions listed below.

RESISTORS: Substitution is approved for these components using the following criteria:

o   Equal/Better than Tolerance (i.e., 5% when AVL specs 10%)

o   Equal/Better than Power Rating (i.e., 1/4 watt when AVL specs 1/8 watt)

CONDITIONS:

    1.  Applies to carbon film, metal film, and surface mount resistors only.
    2.  Wire wound resistors must meet AVL, no exceptions.
    3.  In all cases, resistance values must meet AVL specifications.
    4. The temperature coefficient (PPM/DEG C) will be "equal to" or "better than".
    5. Substitution can be done provided form, fit, and function meet original specification.

INDUCTORS: Substitution is approved for these components using the following criteria:

o   Equal/Better than Tolerance (i.e., 10% when AVL specs 20%)

CONDITIONS:

    1.  Surface mount shall be of the same size and pitch as specified.
    2. The temperature coefficient (PPM/DEG C) will be "equal to" or "better than".
    3.  Q Value must be "equal to" unless AVL reads Q=XX or greater.
    4. Substitution can be done provided form, fit, and function meet original specification.

All substitutions are limited to Solectron Texas Strategic, Preferred+, and Preferred suppliers, and Power approved suppliers.

CAPACITORS: Substitution is approved for these components using the following criteria:

o   Equal/Better than Tolerance (i.e., 10% when AVL specs 20%)
o   Equal/Better than Voltage (i.e., 20 volt when AVL specs 1 volt)
o Equal/Better than Dielectric (i.e., NPO in place of X7R or X5U and X7R in place of Z5U.)
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CONDITIONS:

    1.  Tantalum or electrolytic capacitors shall be replaced by the same type.
    2.  Surface mount shall be of the same size and pitch as specified.
    3. Reel and Ammo pack radial/axial lead components with a smaller case size is acceptable.
    4. The temperature coefficient (PPM/DEG C) will be "equal to" or "better than".
    5. The type of film will remain the same. (i.e. polyester can not be substituted for polycarbonate, and polycarbonate can not be substituted for polysulfone, etc.)
    6. The type of construction will remain the same (i.e. WRAP and fill cannot be substituted for hermetically sealed, etc.)
    7. Substitution can be done provided form, fit, and function meet original specification.

POWER APPROVES THESE SUBSTITUTIONS WITH THE AUTHORIZED SIGNATURE BELOW:

POWER COMPUTING CORPORATION


By: Signature:  /s/
              ----------------------------------------------
         Name:  J.R. Hindmarch
         Title:  V.P. Operations
         Date:   3/25/97





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